SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A PREFERRED STOCK PURCHASE AGREEMENT, dated as of April 3, 2020 (this “Agreement”), is entered into by and among STONEMOR INC., a Delaware Corporation (the “Company”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of the Company’s Series A Preferred Stock (as defined below), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.

“Agreement” has the meaning set forth in the introductory paragraph.

“Board” means the board of directors of the Company.

“Certificate of Designations” has the meaning specified in Section 0.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Letter” means that letter from the Lead Purchaser dated as of [April 1, 2020], and agreed to and accepted by the Company with respect to this Agreement and the Rights Offering.

“Common Stock” has the meaning specified in Section 3.02(b).

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“Company” has the meaning set forth in the introductory paragraph.

“Company SEC Documents” means the Company’s forms, registration statements, reports, schedules and statements filed by it or its predecessor registrant, StoneMor Partners L.P., under the Exchange Act or the Securities Act, as applicable.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Funding Obligation” means an amount equal to the Purchase Price multiplied by the number of Purchased Shares to be purchased by a Purchaser on the date hereof, as set forth opposite such Purchaser’s name on Schedule A.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof, consistently applied during the periods involved; provided, that for the financial statements of the Company prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority that exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Company mean a Governmental Authority having jurisdiction over the Company, its Subsidiaries or any of their respective Properties.

“Indemnified Party” has the meaning specified in Section 6.03.

“Indemnifying Party” has the meaning specified in Section 6.03.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the managers, directors or executive officers of such party or such party’s managing member, as applicable.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lead Purchaser” means Axar Capital Management, LP or its designee.

“Lien” means any interest in Property securing an obligation owed to, or a claim by a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including any lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

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“Material Adverse Effect” means a material adverse effect (a) on the business, property, operations, assets, liabilities (actual or contingent), operating results, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, (b) on the ability of the Company or its Subsidiaries, as applicable, to perform any of their obligations under the Transaction Documents or (c) on the validity or enforceability of any of the Transaction Documents or the rights and remedies of the Purchasers thereunder

“NYSE” means The New York Stock Exchange, Inc.

“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Shares” has the meaning specified in Section 2.01.

“Purchase Price” has the meaning specified in Section 2.01.

“Purchasers” has the meaning set forth in the introductory paragraph.

“Purchaser Related Parties” has the meaning specified in Section 6.01.

“Representatives” of any Person means the Affiliates, officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at any of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.

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“Transaction Documents” means, collectively, this Agreement, the Commitment Letter and the Certificate of Designations, each as amended to date, and any and all other agreements or instruments executed and delivered by the Company hereunder.

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Company and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

Article II

AGREEMENT TO SELL AND PURCHASE

Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser and each Purchaser hereby agrees to purchase from the Company, the number of shares of Series A Preferred Stock under the Series A Preferred Stock column set forth opposite each Purchaser’s name on Schedule A (the “Purchased Shares”), for a cash purchase price of $50,000 per share of Series A Preferred Stock (the “Purchase Price”).

Section 2.02 Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”). The parties agree that the Closing may occur via delivery of .pdf of facsimile copies of the documents referred to herein.

Section 2.03 Deliveries by the Company. At the Closing, subject to the terms and conditions hereof, the Company will deliver, or cause to be delivered, to the Purchasers:

(a)       a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to and attaching Board resolutions authorizing (i) the execution and delivery of this Agreement and the transactions contemplated thereby and (ii) the filing of the Certificate of Designations for the shares of Series A Preferred Stock, in substantially the form attached hereto as Exhibit A (the “Certificate of Designations”),with the Secretary of State of the State of Delaware;

(b)       confirmation that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware; and

(c)       oral confirmation by a representative of the Company’s transfer agent that such transfer agent has all the information and materials necessary for the Company to issue the Purchased Shares credited to book-entry accounts maintained by the Company, free and clear of any Liens.

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Section 2.04 Purchaser Deliveries. At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered, to the Company payment of such Purchaser’s Funding Obligation payable by wire transfer of immediately available funds to an account designated by Company.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers as follows:

Section 3.01 Existence. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged.

Section 3.02 Series A Preferred Stock; Capitalization.

(a)       The Purchased Shares have those rights, preferences, privileges and restrictions governing the Series A Preferred Stock as set forth in the Certificate of Designations.

(b)       As of the date hereof and prior to the issuance and sale of the Purchased Shares, the issued and outstanding shares of capital stock of the Company consist of 94,477,102 shares of common stock, par value $0.01 per share (“Common Stock”) and zero shares of Series A Preferred Stock. All outstanding shares of Common Stock have been duly authorized, are validly issued and are fully paid and nonassessable.

(c)       The Common Stock is listed on the NYSE, and the Company has not received any notice of delisting. Without limiting the generality of the foregoing, the Company is not in violation of any of the rules, regulations or requirements of the NYSE and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the NYSE in the foreseeable future.

Section 3.03 No Conflict. None of the offering, issuance and sale by the Company of the Purchased Shares and the application of the proceeds therefrom, the execution, delivery and performance of this Agreement by the Company, or the consummation of the transactions contemplated hereby (i) conflicts or will conflict with, or constitutes or will constitute a violation of, the Organizational Documents of the Company, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach or violation of or default under), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company or any of its Subsidiary is a party, by which any of them is bound or to which any of their respective properties or assets is subject, (iii) violates or will violate any statute, law, ordinance, regulation, order, judgment, decree or injunction of any court or governmental agency or body to which the Company or any of its Subsidiaries, or any of their respective properties or assets may be subject or (iv) will result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have a Material Adverse Effect.

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Section 3.04 Authority. The Company has all requisite corporate power and authority to issue, sell and deliver the Purchased Shares, in accordance with and upon the terms and conditions set forth in this Agreement and the Organizational Documents. All corporate actions required to be taken by the Company for the authorization, issuance, sale and delivery of the Purchased Shares, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been validly taken. No approval from the holders of outstanding shares of Common Stock is required under applicable Law, the Organizational Documents or the rules of the NYSE in connection with the Company’s issuance and sale of the Purchased Shares to the Purchasers.

Section 3.05 Approvals. No permit, consent, approval, authorization, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Company or any of its Subsidiaries, or any of their respective properties is required in connection with the offering and sale of the Purchased Shares in the manner contemplated by this Agreement, the execution, delivery and performance of this Agreement by the Company, or the consummation of the transactions contemplated by this Agreement, except for such consents (i) required under the Securities Act and state securities or “Blue Sky” laws or (ii) that, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.06 Compliance with Laws. As of the date hereof, neither the Company nor any of its Subsidiaries is in violation of any Law applicable to the Company or its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.07 Due Authorization. This Agreement has been duly and validly authorized and has been validly executed and delivered by the Company and constitutes (assuming the due authorization, execution and delivery by each other party hereto) the legal, valid and binding obligations of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.08 Valid Issuance; No Options or Preemptive Rights. The Purchased Shares to be issued and sold by the Company to the Purchasers hereunder have been duly authorized in accordance with the Organizational Documents and, when issued and delivered to the Purchasers against payment therefor pursuant to this Agreement, will be validly issued in accordance with the Organizational Documents, fully paid and non-assessable. No options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, voting or ownership interests in the Company are outstanding, except as provided for in the Organizational Documents or grants outstanding under an employee benefit plan.

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Section 3.09 Periodic Reports. The Company has filed all forms, reports, schedules and statements required to be filed by it under the Securities Act and the Exchange Act since December 31, 2018 and when they were filed with the Commission, or to the extent corrected or updated by a subsequent amendment or restatement filed with the Commission, then as so corrected or updated, each such form, report, schedule and statement (i) conformed in all material respects to the requirements of the Securities Act and the Exchange Act, and (ii) did not knowingly contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made therein, not misleading; provided that none of the Purchasers had Knowledge of such untrue statement or omission as of the date of such filing, or amendment thereto or restatement thereof, with the Commission.

Section 3.10 Litigation. Except (i) for proceedings of which each Purchaser or any of its Representatives is aware, or (ii) as disclosed in the Company’s SEC Documents filed as of the date hereof, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or to which any Property or asset of the Company or its Subsidiaries is subject that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenge the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby and, to the Knowledge of the Company, no such proceedings are threatened by Governmental Authorities or others.

Section 3.11 No Registration Required. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.04 and Section 4.05, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Company nor, to the knowledge of the Company, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.12 Transfer Taxes. All stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to be sold to each Purchaser hereunder have been or will be fully paid or provided for by the Company, and all laws imposing such taxes have been or will be complied with.

Section 3.13 No Material Adverse Change; Absence of Changes; Operations in the Ordinary Course. Except as expressly set forth in the Company SEC Documents, since December 31, 2018 through the date hereof no Material Adverse Effect has occurred. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy insolvency, reorganization, receivership, liquidation or winding up nor does the Company have any knowledge or reason to believe that any of its or any of its Subsidiaries’ respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof and, after giving effect to the transactions contemplated by this Agreement, will not be Insolvent. Since December 31, 2019, and other than the transactions contemplated by the Transaction Documents, the Company and its Subsidiaries have conducted its business in the ordinary course of business, preserved intact its existence and business organization, permits, goodwill and business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Company and its Subsidiaries.

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Section 3.14 Books and Records; Sarbanes-Oxley Compliance.

(a)       Except as set forth in the Company SEC Documents, the Company maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Company consolidated financial statements in conformity with GAAP and to maintain accountability for its assets and liabilities, (iii) access to the assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(b)       The Company has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that material information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. The Company or its predecessor registrant, StoneMor Partners L.P., has carried out evaluations of the effectiveness of its disclosure controls and procedures as of the end of the most recently completed fiscal quarter covered by the Company’s or such predecessor registrant’s periodic reports filed with the Commission, and such disclosure controls and procedures are, except as described in the Company SEC Documents, effective in all material respects to perform the functions for which they were established.

(c)       The Company and its directors or officers, in their capacities as such, are in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers, severally but not jointly and solely with respect to itself, represents and warrants to the Company that:

Section 4.01 Existence, Capacity, Authorization and Enforceability. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted. Such Purchaser has all requisite limited liability company or other similar entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. All limited liability company action required to be taken by such Purchaser for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been validly taken. This Agreement has been duly and validly authorized and has been validly executed and delivered by such Purchaser, and constitutes (assuming the due authorization, execution and delivery by the other party hereto), the legal, valid and binding obligations of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

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Section 4.02 No Conflict. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, or (c) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, except in the cases of clauses (a) and (b) for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the performance of such Purchaser’s obligations under this Agreement.

Section 4.03 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser in connection with the purchase of the Purchased Shares or the consummation of the transactions contemplated by this Agreement.

Section 4.04 Investment. The Purchased Shares are being acquired for such Purchaser’s own account, not as a nominee or agent, and with no present intention of distributing the Purchased Shares or any part thereof other than the Rights Offering, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any state, without prejudice. If such Purchaser should in the future decide to dispose of any of the Purchased Shares, such Purchaser understands and agrees (a) that it may do so only in compliance with the Securities Act, Exchange Act and applicable state securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.05 Nature of Purchasers. Such Purchaser represents and warrants to, and covenants and agrees with, the Company that (a) such Purchaser is an -accredited investor- as defined in Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act, (b) by reason of its business and financial experience, such Purchaser has such knowledge, sophistication and experience in making similar investments and in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment, and (c) it is acquiring the Purchased Shares only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof other than the Rights Offering. Such Purchaser acknowledges that it (i) has access to the Company SEC Documents, (ii) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company regarding such matters and (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Purchased Shares.

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Section 4.06 Restricted Securities. Such Purchaser understands that the Purchased Shares are characterized as “restricted securities” under the federal securities Laws in as much as they are being, or will be, as applicable, acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

Section 4.07 Reliance on Exemptions. Such Purchaser understands that the Purchased Shares are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Purchased Shares.

Article V

COVENANTS

Section 5.01 Reporting Status. For so long as any shares of Series A Preferred Stock are outstanding, the Company shall use its reasonable best efforts to timely file, and in all cases file, all reports required to be filed with the Commission pursuant to the Exchange Act.

Section 5.02 Use of Proceeds The Company will use the proceeds from the sale of the Purchased Shares for general corporate purposes.

Section 5.03 Disclosure of Transaction In compliance with the Exchange Act, the Company shall file a Current Report on Form 8-K or an Annual Report for the fiscal year ended December 31, 2019 on Form 10-K, in either case, describing the terms of the transactions contemplated by this Agreement in the form required by the Exchange Act and attaching this Agreement as an exhibit to such filing.

Section 5.04 Rights Offering. As promptly as practicable after the issuance of the Series A Preferred Stock, the Company shall file a registration statement on Form S-1 to effect a rights offering, subject to the terms and conditions in the Commitment Letter, resulting in proceeds to the Company of not less than $17,000,000, whereby the Company will distribute, at no charge, one purchase right (each, a “Right”) per each 0.25 shares of Common Stock to each holder of shares of the Common Stock outstanding and held of record as of a record date to be set by the Board (the “Rights Offering”). Each Right will entitle the holder thereto to purchase one share of Common Stock, which shall be payable by shares (or fraction thereof) of Series A Preferred Stock (valued at the stated value thereof) or $0.73 in cash. The Company shall use its best efforts to complete the Rights Offering as provided in the Commitment Letter as promptly as practicable with an Expiration Time (as defined in the Commitment Letter) of no later than July 24, 2020.

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Section 5.05 Further Assurances. Each of the Company and the Purchasers shall use its respective reasonable best efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the Commitment Letter. Each of the Company and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Article VI

INDEMNIFICATION

Section 6.01 Indemnification by the Company. The Company agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Company contained herein, provided that such claim for indemnification relating to a breach of the representations or warranties is made prior to the expiration of such representations or warranties to the extent applicable; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.01.

Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees to indemnify the Company and its Representatives (collectively, “Company Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Purchaser contained herein, provided that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties to the extent applicable; and provided further, that no Company Related Party shall be entitled to recover special, consequential or punitive damages under this Section 6.02.

Section 6.03 Indemnification Procedure.

(a)       A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01.

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(b)       As soon as reasonably practicable after any Purchaser Related Party or Company Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and to notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party or its Affiliates. The remedies provided for in this Section 6.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 6.04 Tax Matters. All indemnification payments under this Article VI shall be adjustments to each Purchaser’s Purchase Price except as otherwise required by applicable Law.

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Article VII

MISCELLANEOUS

Section 7.01 Expenses. Promptly following receipt of an invoice therefor, the Company shall reimburse the Lead Purchaser and its Affiliates for its out-of-pocket expenses (including without limitation, fees and expenses of outside counsel) incurred by the Lead Purchaser and its Affiliates with the purchase of the Purchased Shares; provided, that for U.S. federal income tax purposes, the reimbursements described in Section 7.01 (a) are, and will be treated by the parties as, adjustments to the Purchase Price paid by the Purchasers for the Purchased Shares.

Section 7.02 Interpretation and Severability. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Company has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s), and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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Section 7.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 3.08, Section 4.01, Section 4.03 and Section 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, (B) the representations and warranties set forth in Section 3.12 shall survive until the date that is 60 days after the expiration of the applicable statute of limitation and (C) the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the date hereof, regardless of any investigation made by or on behalf of the Company or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor and repayment, conversion or repurchase thereof.

Section 7.04 No Waiver; Modifications in Writing.

(a)       Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)       Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document shall be effective against a Purchaser unless signed by such Purchaser. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Company from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.05 Binding Effect. This Agreement shall be binding upon the Company, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.06 Non-Disclosure. The Company agrees that the Purchasers may (i) publicize their ownership in the Company, as well as the identity of the Company, the size of the investment and its pricing terms with respect to the Series A Preferred Stock on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium or in any regulatory filing and (ii) display the Company’s logo in conjunction with any such reference.

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Section 7.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, email, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(a)       If to a Purchaser, to the address set forth on Schedule A, with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Stuart D. Freedman
Email: stuart.freedan@srz.com

(b)       If to the Company:

StoneMor Inc.
3600 Horizon Boulevard
Trevose, PA 19053
Attention: Austin So
Email: aso@stonemor.com

with a copy (which shall not constitute notice):

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attention: Thomas G. Spencer
Email: tgspencer@duanemorris.com

or to such other address as the Company or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, upon actual receipt if sent via email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08 Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, the other Transaction Documents or the other agreements and documents referred to herein with respect to the rights granted by the Company or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein.

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Section 7.09 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of New York, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.10 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.11 Exclusive Remedy.

(a)       Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

(b)       The sole and exclusive remedy for the Purchasers for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, excluding for the avoidance of doubt, the failure of any of the representations or warranties contained in any Transaction Document other than this Agreement to be true and correct as of the date made, shall be the rights of indemnification set forth in Article VI only, and no Purchaser will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Purchasers to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 7.11(a).

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Section 7.12 No Recourse Against Others.

(a)       All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Company and the Purchasers. No Person other than the Company or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Company and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.

(b)       Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Company and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Company and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 7.13 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Company, the Purchasers, for purposes of Section 7.11 only, any member, partner, stockholder, Affiliate or Representative of the Company or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

STONEMOR INC.

By:	/s/ Joseph M. Redling
Name:	Joseph M. Redling
Title:	President and Chief Executive Officer

[Signature Page to Series A Preferred Stock Purchase Agreement]

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PURCHASERS

AXAR CL SPV LLC

By:	Axar Capital Management LP
its Investment Manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

BLACKWELL PARTNERS LLC – SERIES E, solely with respect to the assets for which Axar Capital Management LP acts as its Investment Manager

By:	Axar Capital Management LP
its Investment Manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

STAR V PARTNERS LLC

By:	Axar Capital Management LP
its Investment Manager

By:	/s/ Andrew Axelrod
Name:	Andrew Axelrod
Title:	Authorized Signatory

[Signature Page to Series A Preferred Stock Purchase Agreement]

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Schedule A

Purchase Price Allocation

Purchaser and Address	Series A Preferred Stock	Funding Obligation

AXAR CL SPV LLC c/o Axar Capital Management, LP 1330 Avenue of the Americas, 30th Floor New York, NY 10019 Attention: Andrew Axelrod E-mail: aaxelrod@axarcapital.com	118	$5,900,000

BLACKWELL PARTNERS LLC – Series E c/o Axar Capital Management, LP 1330 Avenue of the Americas, 30th Floor New York, NY 10019 Attention: Andrew Axelrod E-mail: aaxelrod@axarcapital.com	30	$1,500,000

STAR V PARTNERS LLC c/o Axar Capital Management, LP 1330 Avenue of the Americas, 30th Floor New York, NY 10019 Attention: Andrew Axelrod E-mail: aaxelrod@axarcapital.com	28	$1,400,000

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Exhibit A

Certificate of Designations